Assured Guaranty Ltd. Reports Results for Third Quarter 2013

•
Third quarter 2013 operating income[1] was $117 million, or $0.64 per share, compared with third quarter 2012 operating income of $166 million, or $0.85 per share. This brings year-to-date operating income to $475 million, or $2.51 per share, compared with nine months 2012 operating income of $351 million, or $1.85 per share.

•
Third quarter 2013 net income was $384 million, or $2.09 per share, compared with third quarter 2012 net income of $142 million, or $0.73 per share. This brings year-to-date net income to $459 million, or $2.43 per share, compared with nine months 2012 net income of $36 million, or $0.19 per share.

•	PVP increased 14% over its third quarter 2012 level to $40 million, with international public finance contributing $13 million from two UK infrastructure bond transactions.

•	Common share repurchases in 2013 resulted in per share increases of $1.79 to adjusted book value[1], $0.76 to operating shareholders' equity[1], and $0.35 to GAAP book value.

•	A $400 million share repurchase authorization has been approved to replace the current authorization.

Hamilton, Bermuda, November 11, 2013 -- Assured Guaranty Ltd. (NYSE: AGO) (AGL and, together with its subsidiaries, Assured Guaranty or the Company) announced today its financial results for the three-month period ended September 30, 2013 (third quarter 2013).

The Company reported operating income for third quarter 2013 of $117 million, or $0.64 per share, bringing operating income for the nine-month period ended September 30, 2013 (nine months 2013) to $475 million, or $2.51 per share. These compare with the three-month period ended September 30, 2012 (third quarter 2012) operating income of $166 million or $0.85 per share and the nine-month period ended September 30, 2012 (nine months 2012) operating income of $351 million or $1.85 per share.

Nine months 2013 operating income was higher than nine months 2012 operating income primarily due to lower loss expense. In third quarter 2013, the decline in operating income was primarily due to lower scheduled net earned premiums, partially offset by lower loss expense. Common share repurchases increased operating income per share by $0.08 for nine months 2013.

1 These are financial measures that are not in accordance with accounting principles generally accepted in the United States of America (GAAP) (non-GAAP financial measures). Please see the “Explanation of Non-GAAP Financial Measures” and the tables reconciling the non-GAAP measures to GAAP measures in this press release.

Third quarter 2013 net income was $384 million, or $2.09 per share, compared with third quarter 2012 net income of $142 million, or $0.73 per share. The main driver of the increase in third quarter 2013 net income was high non-economic net unrealized fair value gains. Nine months 2013 net income was $459 million, or $2.43 per share, compared with nine months 2012 net income of $36 million, or $0.19 per share. The increase in net income for nine months 2013 was primarily due to lower loss expense and lower non-economic net unrealized fair value losses.

“During the quarter, we continued to successfully execute on our strategic objectives, including the launch of MAC,” said Dominic Frederico, President and CEO. “The benefit of our broad-based strategy was clear in the third quarter as international infrastructure finance, structured finance and U.S. public finance all made contributions to new business production. Additionally, our alternative strategies continued to create significant value through R&W recoveries, improved RMBS servicing, wrapped bond purchases and transaction terminations. We also took important steps toward managing capital more efficiently within the Assured Guaranty group.”

Table 1: Reconciliation of Net Income (Loss) to Operating Income
(in millions, except per share amounts)

	Quarter Ended September 30,
	2013	2012

Net income (loss)	$384	$142
Less after-tax adjustments:
Realized gains (losses) on investments	(3)	0
Non-credit impairment unrealized fair value gains (losses) on credit derivatives	233	(37)
Fair value gains (losses) on committed capital securities (CCS)	5	(2)
Foreign exchange gains (losses) on remeasurement of premiums receivable and loss and loss adjustment expense (LAE) reserves	10	4
Effect of consolidating financial guaranty variable interest entities (FG VIEs)	22	11
Operating income	$117	$166

Net income (loss) per diluted share	$2.09	$0.73
Operating income per diluted share	$0.64	$0.85

Diluted shares outstanding - GAAP	183.9	194.7
Diluted shares outstanding - operating	183.9	194.7
Ending shares outstanding	182.2	194.0

New Business Production

Table 2: Present Value of New Business Production (PVP)1
and Gross Par Written
(in millions)

	Quarter Ended September 30,
	2013	2012

PVP
Public finance - U.S.	$24	$30
Public finance - non U.S.	13	—
Structured finance - U.S.	3	5
Total PVP	$40	$35

Gross par written:
Public finance - U.S.	$2,072	$3,007
Public finance - non U.S.	270	—
Structured finance - U.S.	273	182
Gross par written	$2,615	$3,189
__________________

1.	PVP is a non-GAAP financial measure. See the “Explanation of Non-GAAP Financial Measures” section of this press release.

The increase in PVP was attributable primarily to the Company guaranteeing two UK infrastructure transactions in third quarter 2013, the first such new-issue transactions since 2008. U.S. public finance PVP decreased in third quarter 2013 from its third quarter 2012 level primarily due to lower market issuance and a challenging market environment. The Company's new business written in the quarter remained in the single-A category.

Third Quarter 2013 Operating Income Highlights

Table 3 highlights the components of Assured Guaranty's operating income and provides reconciliations of GAAP income statements, as reported, to non-GAAP operating income results.

Table 3: Reconciliation of GAAP
to Non-GAAP Income Results
(in millions, except per share amounts)

	Quarter Ended September 30, 2013			Quarter Ended September 30, 2012
	GAAP Income Statement As Reported	Less: Operating Income Adjustments	Non-GAAP Operating Income Results	GAAP Income Statement As Reported	Less: Operating Income Adjustments	Non-GAAP Operating Income Results
Revenues:
Net earned premiums	$159	$(14)	$173	$222	$(17)	$239
Net investment income	99	2	97	102	4	98
Net realized investment gains (losses)	(7)	(5)	(2)	2	0	2
Net change in fair value of credit derivatives	354	329	25	(36)	(69)	33
Fair value gains (losses) on CCS	9	9	—	(2)	(2)	—
Fair value gains (losses) on FG VIEs	40	40	—	34	34	—
Other income	16	12	4	16	1	15
Total revenues	670	373	297	338	(49)	387

Expenses:
Loss expense:
Financial guaranty insurance	55	(10)	65	86	(3)	89
Credit derivatives	—	9	(9)	—	(11)	11
Amortization of deferred acquisition costs	4	—	4	4	—	4
Interest expense	21	—	21	21	—	21
Other operating expenses	54	—	54	48	—	48
Total expenses	134	(1)	135	159	(14)	173

Income (loss) before income taxes	536	374	162	179	(35)	214
Provision (benefit) for income taxes	152	107	45	37	(11)	48
Income (loss)	$384	$267	$117	$142	$(24)	$166

Diluted shares	183.9		183.9	194.7		194.7

Earnings per share, diluted	$2.09		$0.64	$0.73		$0.85

Components of third quarter 2013 operating income are compared with the same items in third quarter 2012.

•
Net earned premiums: Net earned premiums on an operating income basis decreased to $173 million in third quarter 2013 from $239 million in third quarter 2012, primarily due to the scheduled amortization of the insurance portfolio and lower premium accelerations.

Table 4: Components of
Net Earned Premiums
(in millions)

	Quarter Ended September 30,
	2013	2012

Net earned premiums:
Scheduled amortization	$133	$166
Accelerations:
Refundings	28	51
Terminations	12	22
Total accelerations	40	73

Net earned premiums	$173	$239

•
Credit derivative revenues: Credit derivative revenues on an operating income basis decreased to $25 million in third quarter 2013 from $33 million in third quarter 2012, which is consistent with expectations as net par outstanding of the structured finance book of business has declined.

•
Loss expense: Third quarter 2013 loss expense was $56 million ($49 million after tax, or $0.27 per share), compared with loss expense of $100 million ($66 million after tax, or $0.34 per share) in third quarter 2012. The decrease was primarily due to lower U.S. residential mortgage-backed securities (RMBS) losses, partially offset by higher public finance losses. See Economic Loss Development below.

•
Income taxes: Third quarter 2013 effective tax rate on operating income was 28.1%, compared with 22.5% in third quarter 2012. The effective tax rate was higher in third quarter 2013 because of lower operating income in Assured Guaranty Re Ltd. compared with third quarter 2012.

Economic Loss Development

Economic loss development represents the change in net expected loss to be paid attributable to the effects of changes in assumptions based on observed market trends, changes in discount rates, accretion of discount and the economic effects of loss mitigation efforts. Economic loss development is the principal measure that Assured Guaranty uses to evaluate the loss experience in its insured portfolio. Expected loss to be paid includes all transactions insured by the Company, whether written in insurance or credit derivative form, regardless of the accounting model prescribed under GAAP. Table 5 provides a roll forward of net expected loss to be paid.

Table 5: Roll Forward of Net Expected Loss to be Paid on
Insurance Contracts and Credit Derivatives
Quarter Ended September 30, 2013
(in millions)

Insurance Contracts and Credit Derivatives	Net Expected Loss to be Paid as of June 30, 2013	Economic Loss Development During Third Quarter 2013	Loss (Paid) Recovered Third Quarter 2013	Net Expected Loss to be Paid as of September 30, 2013

Before recoveries for breaches of representations and warranties (R&W):
U.S. RMBS	$1,413	$25	$(148)	$1,290
Other	328	39	47	414
Total before recoveries for R&W breaches	1,741	64	(101)	1,704
R&W recoveries for U.S. RMBS	(964)	(86)	155	(895)
Total, net of R&W recoveries	777	(22)	54	809
Other	(3)	—	—	(3)
Total	$774	$(22)	$54	$806

Total economic loss development was a favorable $22 million ($7 million after tax) in third quarter 2013, primarily due to an increase in projected R&W recoveries from U.S. RMBS transactions, and improved delinquency experience from special servicing arrangements on certain second lien U.S. RMBS transactions. This was offset in part by loss development on certain first lien U.S. RMBS transactions, and U.S. public finance losses due to developments in municipal bankruptcy proceedings.

Book Value Measurements and Share Repurchase Program

Adjusted book value (ABV) per share as at September 30, 2013 increased compared with December 31, 2012 due primarily to the reduction in common shares outstanding at the end of the period as a result of share repurchases. Operating shareholders' equity per share was also positively affected by the share repurchases and by positive operating income for nine months 2013.

On November 11, 2013, the Company's remaining share repurchase authorization was replaced by a new $400 million authorization. Mr. Frederico commented: “Assured Guaranty’s new $400 million common share repurchase authorization is an affirmation of our commitment to efficiently manage capital prudently as conditions warrant.”
The Company expects the repurchases to be made from time to time in the open market or in privately negotiated transactions. The timing, form and amount of the share repurchases under the program are at the discretion of management and will depend on a variety of factors, including free funds available at the parent company, market conditions, the Company's capital position, legal requirements and other factors. The repurchase program may be modified, extended or terminated by the Board of Directors at any time. It does not have an expiration date.
Through November 11, 2013, under the Company’s previous $315 million share repurchase authorization, the Company had repurchased a total of 12.5 million common shares for approximately $264 million at an average price of $21.12 per share.

Table 6: Reconciliation of Shareholders' Equity to
Operating Shareholders' Equity and Adjusted Book Value1
(in millions, except per share amounts)

	As of
	September 30, 2013	December 31, 2012

Shareholders' equity	$4,834	$4,994
Less after-tax adjustments:
Effect of consolidating FG VIEs	(209)	(348)
Non-credit impairment unrealized fair value gains (losses) on credit derivatives	(1,192)	(988)
Fair value gains (losses) on CCS	20	23
Unrealized gain (loss) on investment portfolio excluding foreign exchange effect	175	477
Operating shareholders' equity	6,040	5,830
After-tax adjustments:
Less: Deferred acquisition costs	162	165
Plus: Net present value of estimated net future credit derivative revenue	173	220
Plus: Net unearned premium reserve on financial guaranty contracts in excess of expected loss to be expensed	2,978	3,266
Adjusted book value	$9,029	$9,151

Shares outstanding at the end of the period	182.2	194.0

Per share:
Shareholders' equity	$26.53	$25.74
Operating shareholders' equity	33.15	30.05
Adjusted book value	49.55	47.17
__________________

1.	Operating shareholders' equity and adjusted book value are non-GAAP financial measures. See the "Explanation of Non-GAAP Financial Measures" section of the press release.

Tax Matters

In November 2013, AGL became tax resident in the United Kingdom. It will remain a Bermuda company and its administrative and head office functions will continue to be carried on in Bermuda. The AGL common shares will not change and will continue to be listed on the New York Stock Exchange.

As a U.K. tax resident, AGL will be subject to the tax rules applicable to companies resident in the U.K., including the benefits afforded by the U.K.’s tax treaties. AGL expects that, as a result of it becoming a U.K. tax resident, it will be able to more efficiently manage capital within the Assured Guaranty group. AGL does not expect that becoming a U.K. tax resident will result in any material change in the group’s overall tax charge.

Conference Call and Webcast Information:
The Company will host a conference call for investors at 8:00 a.m. Eastern Time (9:00 a.m. Atlantic Time) on Tuesday, November 12, 2013. The conference call will be available via live and archived webcast in the Investor Information section of the Company's website at AssuredGuaranty.com or by dialing 1-888-317-6016 (in the U.S.) or 1-412-317-6016 (International). A replay of the call will be available through December 12, 2013. To listen to the replay, dial 1-877-344-7529 (in the U.S.), 1-412-317-0088 (International), passcode 10036361. The replay will be available one hour after the conference call ends.

Please refer to Assured Guaranty's September 30, 2013 Financial Supplement, which is posted on the Company's website at assuredguaranty.com/investor-information/by-company/assured-guaranty-ltd/financial-information, for more information on the Company's financial guaranty portfolios, investment portfolio and other items. The Company is also posting on the same page of its website:

•	“Public Finance Transactions in 3Q 2013,” which lists the U.S. public finance new issues insured by the Company in third quarter 2013, and

•	“Structured Finance Transactions at September 30, 2013,” which lists the Company's structured finance exposure as of that date.

In addition, the Company is posting at assuredguaranty.com/presentations the “September 30, 2013 Equity Investor Presentation.” Furthermore, the Company's separate-company subsidiary financial supplements and its Fixed Income Presentation for the current quarter will be posted on the Company's website when available. Those documents will be furnished to the Securities and Exchange Commission in a Current Report on Form 8-K.

# # #

Assured Guaranty Ltd. is a publicly traded (NYSE: AGO) Bermuda-based holding company. Its operating subsidiaries provide credit enhancement products to the U.S. and international public finance, infrastructure and structured finance markets. More information on Assured Guaranty Ltd. and its subsidiaries can be found at AssuredGuaranty.com.

Assured Guaranty Ltd.
Consolidated Statements of Operations (unaudited)
(in millions)

	Quarter Ended September 30,
	2013	2012
Revenues:
Net earned premiums	$159	$222
Net investment income	99	102
Net realized investment gains (losses)	(7)	2
Net change in fair value of credit derivatives:
Realized gains (losses) and other settlements	24	2
Net unrealized gains (losses)	330	(38)
Net change in fair value of credit derivatives	354	(36)
Fair value gains (losses) on CCS	9	(2)
Fair value gains (losses) on FG VIEs	40	34
Other income	16	16
Total revenues	670	338

Expenses:
Loss and LAE	55	86
Amortization of deferred acquisition costs	4	4
Interest expense	21	21
Other operating expenses	54	48
Total expenses	134	159

Income (loss) before income taxes	536	179
Provision (benefit) for income taxes	152	37
Net income (loss)	384	142
Less after-tax adjustments:
Realized gains (losses) on investments	(3)	0
Non-credit impairment unrealized fair value gains (losses) on credit derivatives	233	(37)
Fair value gains (losses) on CCS	5	(2)
Foreign exchange gains (losses) on remeasurement of premiums receivable and loss and LAE reserves	10	4
Effect of consolidating FG VIEs	22	11
Operating income	$117	$166

Assured Guaranty Ltd.
Consolidated Balance Sheets (unaudited)
(in millions)

	As of
	September 30, 2013	December 31, 2012
Assets
Investment portfolio:
Fixed maturity securities, available-for-sale, at fair value	$9,873	$10,056
Short-term investments, at fair value	761	817
Other invested assets	126	212
Total investment portfolio	10,760	11,085

Cash	106	138
Premiums receivable, net of ceding commissions payable	906	1,005
Ceded unearned premium reserve	480	561
Deferred acquisition costs	125	116
Reinsurance recoverable on unpaid losses	59	58
Salvage and subrogation recoverable	275	456
Credit derivative assets	106	141
Deferred tax asset, net	767	721
FG VIE assets, at fair value	2,515	2,688
Other assets	255	273
Total assets	$16,354	$17,242

Liabilities and shareholders' equity
Liabilities
Unearned premium reserve	$4,676	$5,207
Loss and LAE reserve	601	601
Reinsurance balances payable, net	160	219
Long-term debt	819	836
Credit derivative liabilities	2,027	1,934
FG VIE liabilities with recourse, at fair value	1,828	2,090
FG VIE liabilities without recourse, at fair value	1,047	1,051
Other liabilities	362	310
Total Liabilities	11,520	12,248

Shareholders' equity
Common stock	2	2
Additional paid-in capital	2,471	2,724
Retained earnings	2,151	1,749
Accumulated other comprehensive income	206	515
Deferred equity compensation	4	4
Total shareholders' equity	4,834	4,994
Total liabilities and shareholders' equity	$16,354	$17,242

Explanation of Non-GAAP Financial Measures:

The Company references financial measures that are not in accordance with GAAP. Management and the board of directors utilize non-GAAP measures in evaluating the Company's financial performance and as a basis for determining senior management incentive compensation. By providing these non-GAAP financial measures, investors, analysts and financial news reporters have access to the same information that management reviews internally. In addition, Assured Guaranty's presentation of non-GAAP financial measures is consistent with how analysts calculate their estimates of Assured Guaranty's financial results in their research reports on Assured Guaranty and with how investors, analysts and the financial news media evaluate Assured Guaranty's financial results.

The following paragraphs define each non-GAAP financial measure and describe why it is useful. A reconciliation of the non-GAAP financial measure and the most directly comparable GAAP financial measure, if available, is presented herein. Non-GAAP financial measures should not be viewed as substitutes for their most directly comparable GAAP measures.

Operating Income: Management believes that operating income is a useful measure because it clarifies the understanding of the underwriting results of the Company's financial guaranty insurance business, and also includes financing costs and net investment income, and enables investors and analysts to evaluate the Company's financial results as compared with the consensus analyst estimates distributed publicly by financial databases. Operating income is defined as net income (loss) attributable to AGL, as reported under GAAP, adjusted for the following:

1)
Elimination of the after-tax realized gains (losses) on the Company's investments, except for gains and losses on securities classified as trading. The timing of realized gains and losses, which depends largely on market credit cycles, can vary considerably across periods. The timing of sales is largely subject to the Company's discretion and influenced by market opportunities, as well as the Company's tax and capital profile. Trends in the underlying profitability of the Company's business can be more clearly identified without the fluctuating effects of these transactions.

2)
Elimination of the after-tax non-credit-impairment unrealized fair value gains (losses) on credit derivatives, which is the amount in excess of the present value of the expected estimated economic credit losses and non-economic payments. Such fair value adjustments are heavily affected by, and in part fluctuate with, changes in market interest rates, credit spreads and other market factors and are not expected to result in an economic gain or loss. Additionally, such adjustments present all financial guaranty contracts on a more consistent basis of accounting, whether or not they are subject to derivative accounting rules.

3)
Elimination of the after-tax fair value gains (losses) on the Company's CCS. Such amounts are heavily affected by, and in part fluctuate with, changes in market interest rates, credit spreads and other market factors and are not expected to result in an economic gain or loss.

4)
Elimination of the after-tax foreign exchange gains (losses) on remeasurement of net premium receivables and loss and LAE reserves. Long-dated receivables constitute a significant portion of the net premium receivable balance and represent the present value of future contractual or expected collections. Therefore, the current period's foreign exchange remeasurement gains (losses) are not necessarily indicative of the total foreign exchange gains (losses) that the Company will ultimately recognize.

5)
Elimination of the effects of consolidating FG VIEs in order to present all financial guaranty contracts on a more consistent basis of accounting, whether or not GAAP requires consolidation. GAAP requires the Company to consolidate certain VIEs that have issued debt obligations insured by the Company even though the Company does not own such VIEs.

Operating Shareholders' Equity: Management believes that operating shareholders' equity is a useful measure because it presents the equity of Assured Guaranty Ltd. with all financial guaranty contracts accounted for on a more consistent basis and excludes fair value adjustments that are not expected to result in economic loss. Many investors, analysts and financial news reporters use operating shareholders' equity as the principal financial measure for valuing Assured Guaranty Ltd.'s current share price or projected share price and also as the basis of their decision to recommend, buying or selling Assured Guaranty Ltd.'s common shares. Many of the Company's fixed income investors also use operating shareholders' equity to evaluate the Company's capital adequacy. Operating shareholders' equity is the basis of the calculation of adjusted book value (see below). Operating shareholders' equity is defined as shareholders' equity attributable to AGL, as reported under GAAP, adjusted for the following:

1)
Elimination of the effects of consolidating FG VIEs in order to present all financial guaranty contracts on a more consistent basis of accounting, whether or not GAAP requires consolidation. GAAP requires the Company to consolidate certain VIEs that have issued debt obligations insured by the Company even though the Company does not own such VIEs.

2)
Elimination of the after-tax non-credit-impairment unrealized fair value gains (losses) on credit derivatives, which is the amount in excess of the present value of the expected estimated economic credit losses and non-economic payments. Such fair value adjustments are heavily affected by, and in part fluctuate with, changes in market interest rates, credit spreads and other market factors and are not expected to result in an economic gain or loss.

3)
Elimination of the after-tax fair value gains (losses) on the Company's CCS. Such amounts are heavily affected by, and in part fluctuate with, changes in market interest rates, credit spreads and other market factors and are not expected to result in an economic gain or loss.

4)
Elimination of the after-tax unrealized gains (losses) on the Company's investments that are recorded as a component of accumulated other comprehensive income (AOCI) (excluding foreign exchange remeasurement). The AOCI component of the fair value adjustment on the investment portfolio is not deemed economic because the Company generally holds these investments to maturity and therefore should not recognize an economic gain or loss.

Adjusted Book Value: Management believes that adjusted book value is a useful measure because it enables an evaluation of the net present value of the Company's in-force premiums and revenues in addition to operating shareholders' equity. The premiums and revenues included in adjusted book value will be earned in future periods, but actual earnings may differ materially from the estimated amounts used in determining current adjusted book value due to changes in foreign exchange rates, prepayment speeds, terminations, credit defaults and other factors. Many investors, analysts and financial news reporters use adjusted book value to evaluate Assured Guaranty Ltd.'s share price and as the basis of their decision to recommend, buy or sell the Assured Guaranty Ltd. common shares. Adjusted book value is operating shareholders' equity, as defined above, further adjusted for the following:

1)	Elimination of after-tax deferred acquisition costs, net. These amounts represent net deferred expenses that have already been paid or accrued and will be expensed in future accounting periods.

2)	Addition of the after-tax net present value of estimated net future credit derivative revenue. See below.

3)
Addition of the after-tax value of the unearned premium reserve on financial guaranty contracts in excess of expected loss to be expensed, net of reinsurance. This amount represents the expected future net earned premiums, net of expected losses to be expensed, which are not reflected in GAAP equity.

Net Present Value of Estimated Net Future Credit Derivative Revenue: Management believes that this amount is a useful measure because it enables an evaluation of the value of future estimated credit derivative revenue. There is no corresponding GAAP financial measure. This amount represents the present value of estimated future revenue from the Company's credit derivative in-force book of business, net of reinsurance, ceding commissions and premium taxes for contracts without expected economic losses, and is discounted at 6%. Estimated net future credit derivative revenue may change from period to period due to changes in foreign exchange rates, prepayment speeds, terminations, credit defaults or other factors that affect par outstanding or the ultimate maturity of an obligation.

PVP or Present Value of New Business Production: Management believes that PVP is a useful measure because it enables the evaluation of the value of new business production for the Company by taking into account the value of estimated future installment premiums on all new contracts underwritten in a reporting period as well as premium supplements and additional installment premium on existing contracts as to which the issuer has the right to call the insured obligation but has not exercised such right,  whether in insurance or credit derivative contract form, which GAAP gross premiums written and the net credit derivative premiums received and receivable portion of net realized gains and other settlements on credit derivatives (Credit Derivative Revenues) do not adequately measure. PVP in respect of financial guaranty contracts written in a specified period is defined as gross upfront and installment premiums received and the present value of gross estimated future installment premiums, in each case, discounted at 6%. For purposes of the PVP calculation, management discounts estimated future installment premiums on insurance contracts at 6%, while under GAAP, these amounts are discounted at a risk-free rate. Additionally, under GAAP, management records future installment premiums on financial guaranty insurance contracts covering non-homogeneous pools of assets based on the contractual term of the transaction, whereas for PVP purposes, management records an estimate of the future installment premiums the Company expects to receive, which may be based upon a shorter period of time than the contractual term of the transaction. Actual future net earned or written premiums and Credit Derivative Revenues may differ from PVP due to factors including, but not limited to, changes in foreign exchange rates, prepayment speeds, terminations, credit defaults, or other factors that affect par outstanding or the ultimate maturity of an obligation.

Reconciliation of PVP to Gross Written Premiums
(in millions)

	Quarter Ended September 30,
	2013	2012

Total PVP	$40	$35
Less: financial guaranty installment premium PVP	18	5
Total: financial guaranty upfront gross written premiums	22	30
Plus: financial guaranty installment gross written premiums[1]	4	(5)
Total gross written premiums	$26	$25
__________________

1.
Represents present value of new business on installment policies plus gross written premiums adjustment on existing installment policies due to changes in assumptions and any cancellations of assumed reinsurance contracts.

Cautionary Statement Regarding Forward-Looking Statements:

Any forward-looking statements made in this press release reflect the Company's current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that may cause actual results to differ materially from those set forth in these statements. For example, Assured Guaranty's calculations of adjusted book value, PVP, net present value of estimated future installment premiums in force and total estimated net future premium earnings and statements regarding its capital position and demand for its insurance and other forward-looking statements could be affected by a rating agency action, including a ratings downgrade, a change in outlook, the placement of ratings on watch for downgrade, or a change in rating criteria, at any time, of Assured Guaranty or any of its subsidiaries and/or of transactions that Assured Guaranty's subsidiaries have insured, developments in the world's financial and capital markets, including changes in interest and foreign exchange rates, that adversely affect the demand for the Company's insurance, issuers' payment rates, Assured Guaranty's loss experience, its exposure to refinancing risk in transactions (which could result in substantial liquidity claims on its guaranties), its access to capital, its unrealized (losses) gains on derivative financial instruments or its investment returns, changes in the world's credit markets, segments thereof or general economic conditions, the impact of rating agency action with respect to sovereign debt and the resulting effect on the value of securities in the Company's investment portfolio and collateral posted by and to the Company, more severe or frequent losses impacting the adequacy of Assured Guaranty's expected loss estimates, the impact of market volatility on the mark-to-market of the Company's contracts written in credit default swap form, reduction in the amount of insurance opportunities available to the Company, deterioration in the financial condition of the Company's reinsurers, the amount and timing of reinsurance recoverables actually received, the risk that reinsurers may dispute amounts owed to the Company under its reinsurance agreements, failure of Company to realize insurance loss recoveries or damages expected from originators, sellers, sponsors, underwriters or servicers of residential mortgage-backed securities transactions through loan putbacks, settlement negotiations or litigation, the possibility that budget shortfalls or other factors will result in credit losses or impairments on obligations of state and local governments that the Company insures or reinsures, increased competition, including from new entrants into the financial guaranty industry, changes in accounting policies or practices, changes in laws or regulations, other governmental actions, difficulties with the execution of Assured Guaranty's business strategy, contract cancellations, loss of key personnel, adverse technological developments, the effects of mergers, acquisitions and divestitures, natural or man-made catastrophes, other risks and uncertainties that have not been identified at this time, management's response to these factors, and other risk factors identified in Assured Guaranty's filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements. These forward-looking statements are made as of November 11, 2013, and Assured Guaranty undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contact Information:

Robert Tucker
Managing Director, Investor Relations and Corporate Communications
212-339-0861
rtucker@assuredguaranty.com

Ashweeta Durani
Vice President, Corporate Communications
212-408-6042
adurani@assuredguaranty.com